UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Sun Communities, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Sun Communities, Inc. The Annual Meeting will be held on Tuesday, May 21, 2019, at 11:00 a.m., local time at 27777 Franklin Road, Suite 100, Southfield, MI 48034. At the Annual Meeting, common stockholders of record at the close of business on March 8, 2019 (the “Record Date”) will be asked to:

1.	Elect seven directors to serve until our 2020 annual meeting of stockholders or until their successors shall have been duly elected and qualified;

2.	Ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for 2019;

3.	Conduct a non-binding advisory vote on executive compensation; and

4.	Consider any other business properly brought before the Annual Meeting.
The attached Proxy Statement contains details of the proposals to be voted on at the Annual Meeting. We encourage you to read the Proxy Statement carefully.
Only common stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments.
Your vote is important to us. Please vote as promptly as possible by using the internet, telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of this Proxy Statement.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2019.
This Proxy Statement and our Annual Report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors
March 28, 2019	/s/ Karen J. Dearing
Secretary

PROXY SUMMARY

Sun Communities, Inc., a Maryland corporation, and all wholly-owned or majority-owned and controlled subsidiaries, including Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”) and Sun Home Services, Inc., a Michigan corporation (“SHS”) are referred to herein as the “Company,” “us,” “we,” and “our”. We are a self-administered and self-managed real estate investment trust (“REIT”).

This summary highlights information contained elsewhere in the proxy statement. This summary provides an overview and is not intended to contain all the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

Key Highlights

Our executive team's strategic planning, leadership, execution and dedication to the Company has resulted in significant growth of the portfolio, which has produced strong earnings and operational performance and resulted in industry leading total shareholder return ("TSR"). During 2018, we continued our 10-year trend of outperforming many of the leading real estate and market indices.

(1) Source: KeyBanc "The Leaderboard" publication.
(2) Source: S&P Global as of December 31, 2018.
(3) Source: Citi Investment Research, December 2018.

We continued to actively pursue attractive acquisition opportunities in the manufactured housing ("MH") and recreational vehicle ("RV") property portfolios, covering both age-restricted and all age communities. During 2018, we acquired interests in 20 communities valued at over $364.0 million. These transactions complement our footprint and created additional value for our stockholders.

We also continued to focus strategically on constructing an operating platform that delivers compelling TSR results as well as future sustainable growth. We had total revenues for 2018 of $1.13 billion, an increase of 14.7 percent over 2017. We utilize core funds from operations ("Core FFO"), Same Community net operating income ("NOI"), and recurring earnings before interest, taxes, depreciation and amortization ("Recurring EBITDA") as supplemental measures of performance. These measures are further defined and reconciled to the most directly comparable measures under U.S. generally accepted accounting principles ("GAAP") in Non-GAAP Financial Measures as described in detail beginning on page 39. Core FFO for 2018 was $4.58 per diluted share and operating partnership unit representing an ownership interest in the Operating Partnership ("OP unit"), which was an increase

                    i

of 9.8 percent over 2017. We achieved Same Community NOI growth of 6.7 percent and occupancy of 98.0 percent (occupancy percent excludes approximately 2,100 recently completed but vacant expansion sites). We delivered over 1,300 expansion sites in 13 of our communities, which creates the opportunity for long-term growth.

Director Nominees

Additional details about each of the director nominees can be found below.

Name	Meghan G. Baivier	Stephanie W. Bergeron	Brian M. Hermelin	Ronald A. Klein	Clunet R. Lewis	Gary A. Shiffman	Arthur A. Weiss
Independent Director	☑	☑	☑	☑	☑
Age	39	65	53	61	72	64	70
Director Since	2017	2007	2014	2015	1993	1993	1996
Audit Committee	☑	☑	☑		Chair
Compensation Committee			Chair	☑	☑
NCG Committee	☑	☑		Chair
Executive Committee				☑		☑	☑
MH Finance Committee				Chair			☑

Our directors provide a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. We continue to assess our board of directors ("Board") composition to align our strategies and ensure a robust and diverse set of skills and experiences among Board members. Our current director diversity and experience, and change in director tenure in recent years, are shown below:

Director Tenure	2014	2018
10 or more years	71%	57%
0-9 years	29%	43%

Compensation

Philosophy and Objectives

Our executive officer compensation program supports our commitment to provide superior stockholder value. This program is designed to:

◦	attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;

◦	base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;

◦	create a link between the performance of our stock and executive compensation; and

◦	position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry.

Refer to the Compensation Discussion and Analysis section below for additional information regarding determinative factors for our executive officer compensation program.

Compensation Highlights

What We Do
☑	Pay for performance
☑	Double trigger change in control agreements
☑	Maintain a clawback policy
☑	Stock ownership guidelines for our executives (6x multiple of salary for CEO)

What We Don't Do
☒	Allow hedging of stock by directors or executive officers
☒	Excise tax gross-ups

2018 Executive Compensation Summary

Executive Officer	Salary	Non-equity Incentive	Stock Awards	All Other Compensation	2018 Total
Gary A. Shiffman	$691,837	$1,089,643	$7,404,000	$8,298	$9,193,778

John B. McLaren	$525,000	$669,375	$1,851,000	$1,179	$3,046,554

Karen J. Dearing	$425,000	$669,375	$1,851,000	$8,506	$2,953,881

Jonathan M. Colman	$75,000	$481,992	$—	$2,816	$559,808

For detailed information regarding 2018 executive compensation, refer to the Summary Compensation Table section further below.

Compensation Highlights

Refer to Compensation Discussion and Analysis further below for details regarding compensation plan updates.

Executive officer base salaries are the same for the fourth year in a row.
Annual incentive awards are measured with an increased emphasis on specific quantifiable goals and reduced weighting of the individual and discretionary components.
The long-term incentive award program does not include performance goals that overlap with the annual incentive award program and measures performance solely based on relative TSR over a multi-year period (with an absolute TSR modifier).

Our Chief Executive Officer was granted 40 percent fewer shares of restricted stock in 2019 as compared to 2018.

Voting

:	)	*
Internet	Phone	Mail	In Person
Visit www.proxyvote.com. You will need the 16 digit number included on your proxy card, voter instruction form or notice.	Call (800) 690-6903. You will need the 16 digit number included on your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	If you plan to attend the meeting, you will need to bring a picture ID and proof of ownership of Sun Communities, Inc. stock as of the record date.

Voting Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of seven directors	C	15
2	Ratification of selection of Grant Thornton LLP	C	18
3	Non-binding advisory vote on executive compensation	C	49

                    v

SUN COMMUNITIES, INC.
PROXY STATEMENT

INTRODUCTION

This Proxy Statement contains information related to the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Sun Communities, Inc. (the "Company"), which will be held on Tuesday, May 21, 2019, at 11:00 a.m. local time at 27777 Franklin Road, Suite 100, Southfield, MI 48034. On or about March 28, 2019, we began mailing a notice containing instructions on how to access these proxy materials to all stockholders of record at the close of business on March 8, 2019 (the "Record Date").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the following proposals (the “Proposals”):

•	Proposal No. 1 — Elect seven directors to serve until our 2020 annual meeting of stockholders or until their successors shall have been duly elected and qualified;
•	Proposal No. 2 — Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2019;
•	Proposal No. 3 — Non-binding advisory vote on executive compensation; and

In addition, stockholders shall consider any other business properly brought before the Annual Meeting.

We have sent these proxy materials to you because our Board of Directors (the "Board of Directors" or "Board") is requesting that you allow your shares of our common stock to be represented at the Annual Meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares of common stock.

Who is Entitled to Vote?

You will be entitled to vote your shares of common stock on the Proposals if you held your shares of common stock at the close of business on the Record Date. As of the Record Date, a total of 86,367,361 shares of common stock were outstanding and entitled to vote held by 238 holders of record. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is Required to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum permitting business to be conducted at the Annual Meeting. If you have returned valid proxy instructions or you attend the Annual Meeting and vote in person, your shares of common stock will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the Annual Meeting. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the stockholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

How do I Vote?

Your vote is important. Stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice.

•
To vote by telephone, stockholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 16 digit number included on the voter instruction form or notice.

•	If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)    by internet: www.proxyvote.com;

(ii)    by phone: (800) 579-1639; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line included on the voter instruction form or notice).

The deadline for voting by phone or electronically is 11:59 p.m., Eastern Time, on May 20, 2019.

If you complete your proxy via the internet, telephone or properly sign and return you proxy card, your shares will be voted as you direct. You may specify whether your shares should be voted: (1) for all, some or none of the nominees for director, (2) for or against Proposal No. 2, and (3) for or against Proposal No. 3.

We encourage you to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.

Can I Change or Revoke My Proxy?

Yes, you may change your proxy at any time before the Annual Meeting by timely delivery of a properly executed, later-dated proxy or by voting in person at the Annual Meeting. You may also revoke your proxy by filing with our Secretary, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy. However, attendance (without further action) at the Annual Meeting will not by itself constitute revocation or change of a previously granted proxy.

What are the Board’s Recommendations?

If no instructions are indicated on your valid proxy, the representatives holding your proxy will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of each of the nominees for director;
•	FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2019; and
•	FOR the non-binding approval of the executive compensation as disclosed in this Proxy Statement

With respect to any other matter that properly comes before the Annual Meeting or any adjournment or postponement thereof, the representatives holding proxies will vote in their own discretion.

How Can I Receive a Proxy Statement and Annual Report?

Our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 21, 2019, is available electronically via the Internet at www.proxyvote.com. In addition, we will provide without charge to each person to whom this Proxy Statement is delivered, upon written or verbal request, a copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, which contains our audited financial statements.  Written or telephone requests should be directed to us at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034. Our telephone number is (248) 208-2500.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)    by internet: www.proxyvote.com;

(ii)    by phone: (800) 579-1639; or

(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line included on the voter instruction form or notice).

What Vote is Needed to Approve Each Proposal?

Following are the votes needed in order for each Proposal to be approved at the Annual Meeting. For all Proposals a quorum must be present at the Annual Meeting.

Proposal No. 1:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is necessary for the election of seven directors to serve until our 2020 annual meeting of stockholders, or until their successors shall have been duly elected and qualified.

Proposal No. 2:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2019.

Proposal No. 3:    The affirmative vote by a majority of all the votes cast in person or by proxy at the Annual Meeting is required for the non-binding approval of the executive compensation of our named executive officers as disclosed in this Proxy Statement.

We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions do not constitute a vote "for" or "against" any matter being voted on at the Annual Meeting and will not be counted as "votes cast." Therefore, abstentions will have no effect on any of the proposals. Broker "non-votes," or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the Annual Meeting. If you are a beneficial owner whose shares of common stock are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange ("NYSE") rules to vote your shares on Proposal No. 2 even if the broker does not receive voting instructions from you. However, under NYSE rules, your broker does not have discretionary authority to vote on any of the other proposals without instructions from you, in which case a broker "non-vote" will occur and your shares of common stock will not be voted on these matters.

How is My Vote Counted?

If the proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions enclosed, the shares of common stock represented by the proxy will be voted by Gary A. Shiffman and Karen J. Dearing, the Board’s proxy agents for the Annual Meeting, in the manner specified in the proxy. If no specification is made, the common stock will be voted “for” the election of the seven nominees for the Board, “for” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2019, “for” the executive compensation as disclosed in this Proxy Statement, and at the discretion of Gary A. Shiffman and Karen J. Dearing, the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Who is Soliciting My Proxy?

This solicitation of proxies is made by and on behalf of our Board. Proxies may be solicited by personal interview, telephone, facsimile or email or by our directors, officers and employees. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred in forwarding the material. We anticipate fees and expenses for these parties will not exceed $5,000. The costs of all proxy solicitation will be borne by us.

Our principal executive offices are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Committees

Under our charter, each of our directors serves for a one-year term or until his or her successor is duly elected and qualified. Our current directors are Meghan G. Baivier, Stephanie W. Bergeron, Brian M. Hermelin, Ronald A. Klein, Clunet R. Lewis, Gary A. Shiffman and Arthur A. Weiss.

The Board meets quarterly, or more often as necessary. The Board met five times during 2018 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors attended at least 75% of the meetings of the Board and each committee on which they served. All of our then-serving board members attended the 2018 annual meeting of our stockholders.

The Board oversees and implements its risk management function several different ways. Specifically, the Audit Committee directs our risk assessment and enterprise risk management ("ERM") policies with the Chief Financial Officer and other senior accounting staff, our internal auditor and our independent accountants in conjunction with its review of our financial statements. Annually, our senior management and executive management teams identify, consolidate and prioritize risks facing the Company. Risk mitigation activities to prevent, mitigate and monitor key risks are formalized and response activities are planned or being planned in the event a risk event does occur. Key risks analyzed include macroeconomic (e.g., economic conditions or access to capital markets) issues, strategic (e.g., acquisitions or regulatory changes) issues and operational (e.g., succession planning, privacy/identity management, data recovery and cybersecurity) issues. As requested, the Company's ERM committee presents to the full Board, who take an active role in risk oversight. From time to time, the Audit Committee discusses with senior management the Company's risk appetite and strategies, risk culture, and risk-related business processes.

In addition, the Board discusses the general risks facing us, the risk factors disclosed in our annual and periodic reports and our risk management policies with our executive management team from time to time throughout the year. In the event that a specific risk is identified, the Board or the Audit Committee directs management to assess, evaluate and provide remedial recommendations to the Board or the Audit Committee. These efforts have included formalizing the Company's succession planning for executives and key employees, documenting and reviewing emergency preparedness plans to facilitate rapid response to a range of threats, and cyber-security risk mitigation plans.

Several important functions of the Board may be performed by committees that are comprised of members of the Board. Our bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has five standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee (the "NCG Committee"), an Executive Committee, and a Manufactured Housing Finance Committee (the "MH Finance Committee"). You may find copies of the charters of the Audit Committee, the Compensation Committee, the NCG Committee and the Executive Committee under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. You may also find a copy of our Corporate Governance Guidelines and our code of business conduct and ethics under the “Investors-Officers and Directors” section of our website at www.suncommunities.com. All of the committee charters, our corporate governance guidelines and our code of business conduct and ethics are available in print to any stockholder who requests them.

Committee	Key Functions / Information		Members(1)	Independent	Number of Meetings in 2018
Audit	▶	Has sole authority to appoint, retain, terminate and determine the compensation of our independent accountants	Clunet R. Lewis	☑	5
(Chairperson)
	▶	Reviews with our independent accountants the scope and results of the audit engagement	Meghan G. Baivier	☑

	▶	Approves professional services provided by our independent accountants	Stephanie W. Bergeron	☑

	▶	Reviews independence of our independent accountants	Brian M. Hermelin	☑

	▶	Directs and controls our internal audit function
	▶	Operates pursuant to a fifth amended and restated charter, approved by the Board in October 2016.

	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	All current Committee members are considered "audit committee financial experts," as defined by SEC rules

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2018
Compensation	▶	Consults with executive management in developing a compensation philosophy	Brian M. Hermelin	☑	2 (2)
(Chairperson)
▶
Reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and such other executive officers as may be designated by the Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations
			Ronald A. Klein	☑

	▶	Approves the compensation of our other executive officers	Clunet R. Lewis	☑
	▶	Recommends to the Board for approval the compensation of the non-employee directors

	▶	Oversees our incentive-compensation plans and equity-based plans

	▶	Reviews and approves any employment agreements and severance agreements to be made with any existing or prospective executive officer

	▶	Operates pursuant to a first amended and restated charter, approved by the Board in March 2016

	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	Took various actions by unanimous written consent in 2018

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2018
NCG	▶	Identifies individuals qualified to become Board members, consistent with criteria approved by the Board	Ronald A. Klein	☑	1 (3)
(Chairperson)
	▶	Recommends that the Board select the committee-recommended nominees for election at each annual meeting of stockholders	Stephanie W. Bergeron	☑

	▶	Develops and recommends to the Board a set of corporate governance guidelines	Meghan G. Baivier (4)	☑

	▶	Periodically reviews such guidelines and recommends any changes, and oversees the evaluation of the Board

	▶	Operates pursuant to a charter, approved by the Board in March 2004.
	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	Considers diversity and skills in identifying nominees for service on our Board

	▶	Considers the entirety of the Board and a wide range of economic, social and ethnic backgrounds and does not nominate representational directors from any specific group

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2018
Executive	▶	Manages our day-to-day business and affairs between regular Board meetings	Ronald A. Klein	☑	[* (5)]

▶
Has specific authority to approve all acquisitions and/or financings (including refinancings of existing debt) by us or our subsidiaries up to a maximum purchase price or loan amount of $125 million per transaction
Gary A. Shiffman

	▶	In no event may the Committee, without the prior approval of the Board acting as a whole:	Arthur A. Weiss

	(i)	Recommend to the stockholders an amendment to our charter

	(ii)	Amend our bylaws
	(iii)	Adopt an agreement of merger or consolidation
	(iv)	Recommend to the stockholders the sale, lease or exchange of all or substantially all of our property and assets

	(v)	Recommend to the stockholders our dissolution or a revocation of a dissolution

	(vi)	Fill vacancies on the Board
	(vii)	Fix compensation of the directors for serving on the Board or on a committee of the Board

	(viii)	Declare distributions or authorize the issuance of our stock
	(ix)	Approve or take any action with respect to any related party transaction involving us

	(x)	Take any other action which is forbidden by our bylaws or charter

	▶	Operates pursuant to a charter, approved by the Board in January 2014 and amended in February 2015 and July 2015

	▶	Charter available on our website: www.suncommunities.com under "Investors-Officers and Directors"

	▶	All actions taken by the Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board

	▶	Took various actions by unanimous written consent in 2018

Committee	Key Functions / Information		Members	Independent	Number of Meetings in 2018
MH Finance	▶	Reviews, considers and evaluates all potential sources of financing for manufactured homes	Ronald A. Klein	☑	[* (6)]
(Chairperson)
	▶	Negotiates the terms and conditions of any such financing, subject to the Board's approval of the definitive agreements	Arthur A. Weiss

	▶	Created by the Board in April 2016

(1)	The Board has determined that each member of the Audit Committee is an "audit committee financial expert" as defined under SEC rules.

(2)	In addition to formal meetings, during 2018 committee members met frequently on an informal basis and met regularly with management to discuss executive compensation matters.

(3)
In addition to formal meetings, during 2018 committee members met frequently on an informal basis, met regularly with management to discuss corporation governance issues and met informally with management to discuss director nomination and committee assignments.

(4)	Meghan G. Baivier became a member of the NCG Committee on February 14, 2019. Prior to that date, Clunet R. Lewis served on the NCG Committee.

(5)	Committee did not hold any formal meetings, however, various actions were taken by unanimous written consent during 2018 and the committee met informally on a periodic basis.

(6)
Committee did not hold any formal meetings, however, during 2018 committee members (i) met informally on a periodic basis; (ii) met with management at least monthly to discuss MH financing matters; and (iii) engaged in extensive discussions with third parties regarding various opportunities and potential transactions.

Communications with the Board

If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at:

Name(s) of Director(s)/Board of Directors of Sun Communities, Inc.
c/o Compliance Officer
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, MI 48034
If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to:

Chairman of the Audit Committee of Sun Communities, Inc.
c/o Compliance Officer
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, MI 48034

You are welcome to make any such report anonymously but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to:

Non-Management Directors of Sun Communities, Inc.
c/o Compliance Officer
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, MI 48034

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Officer will be forwarded by the Compliance Officer promptly to the addressee(s).

Board Leadership Structure and Independence of Non-Employee Directors

The Board and the NCG Committee assess and revise our leadership structure from time to time. The Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer. The Board believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. Gary A. Shiffman currently serves as our Chairman of the Board and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Shiffman's extensive experience and knowledge regarding the Company and the manufactured home industry and provides for the most efficient leadership of our Board and the Company. The Board believes that Mr. Shiffman, rather than an independent director, is in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding our business and strategy and to help the Board respond quickly and effectively to the many business challenges affecting the Company. The Board also believes that this structure is preferable because it allows one person to speak for and lead the Company and the Board and that splitting the roles of Chairman and Chief Executive Officer may cause the Company's leadership to be less effective.

Although the Board believes that it is more effective to have one person serve as our Chairman and Chief Executive Officer at this time, it also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors (as described below) and independent Board committees, the Board appoints a Lead Independent Director on an annual basis to serve for a term of one year. Clunet R. Lewis is currently serving as Lead Independent Director. The Lead Independent Director calls and presides at the executive sessions of our independent directors, acts as a liaison between our management team and the Board and is responsible for identifying, analyzing and making recommendations to the Board with respect to certain strategic and extraordinary matters. The Board believes that its Lead Independent Director structure including the duties and responsibilities described above provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman.

The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence under the NYSE independence rules, under Section 16 of the Exchange Act. The Board has reviewed information about each of our non-employee directors and determined that Meghan G. Baivier, Stephanie W. Bergeron, Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2018, the executive sessions occurred after many of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary.

Consideration of Director Nominees

Board Membership Criteria

The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	The candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	The candidate must be highly accomplished in his or her field, with superior credentials and recognition;

•	The candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;

•	The candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the nominee may serve; and

•
The candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us or to our stockholders.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	A majority of the Board of Directors shall be “independent” as defined by the NYSE rules;

•	Each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and

•	At least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Consideration of Stockholder Nominated Directors

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the NCG Committee. All stockholder recommendations for director candidates must be submitted in writing to our Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034, who will forward all recommendations to the NCG Committee. All stockholder recommendations for director candidates must include the following information:

•	The stockholder’s name, address, number of shares owned, length of period held and proof of ownership;

•
The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•
A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;

•	A description of all arrangements or understandings between the stockholder and the proposed director candidate;

•
The consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a stockholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In evaluating proposed director candidates, the NCG considers the following qualifications that it believes nominees should have:

•	Proven real estate and/or REIT experience;

•	A track record of strong management and leadership capabilities at a successful organization;

•	Sufficient time to devote to Board responsibilities; and

•	Independence from the Company and its current directors and employees.

When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Director Compensation Tables

Directors who are also employees receive no additional compensation for their services as directors. During 2018, we paid directors that are not our employees the following annual fees:

	Chairperson	Member
Annual Retainer	$—	$75,000
Audit Committee	$45,000	$40,000
Compensation Committee	$20,000	$15,000
NCG Committee	$20,000	$15,000
Executive Committee	$—	$15,000
MH Finance Committee	$45,000	$15,000
Lead Director	$—	$20,000
Restricted stock award(1)	$—	$238,784

The following tables provide compensation information for each member of the Board for the year ended December 31, 2018.

Name	Fees Earned Paid in Cash	2018 Restricted Stock Award (1)	Total	Aggregate number of restricted shares outstanding at December 31, 2018
Meghan G. Baivier	$115,000	$238,784	$353,784	4,100
Stephanie W. Bergeron	$130,000	$238,784	$368,784	7,800
Brian M. Hermelin	$135,000	$238,784	$373,784	7,800
Ronald A. Klein	$170,000	$238,784	$408,784	7,800
Clunet R. Lewis	$170,000	$238,784	$408,784	7,800
Arthur A. Weiss	$105,000	$238,784	$343,784	7,800

(1)
The fair value associated with these awards was measured using the closing price of our common stock as of the grant date. Each director was granted 2,800 shares of restricted stock that will vest on February 12, 2021. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, "Share-Based Compensation," in the Consolidated Financial Statements of our 2018 Annual Report on Form 10-K.

Director Stock Ownership Guidelines

In an effort to align the interests of the Company's management with those of its stockholders, the Company has adopted a policy under which its directors are subject to equity ownership guidelines. Under these guidelines, each director is required to own shares of our stock with a value equal to three times his or her annual cash retainer (exclusive of chairperson or committee fees).

Directors are required to achieve compliance with these guidelines by the later of five years from the date of: (i) adoption of these guidelines, which was July 14, 2014, or (ii) start of directorship with the Company.

As of March 15, 2019, each of our directors was in compliance with the stock ownership guidelines.

Corporate Sustainability

We believe that commitment to environmental and social stewardship is paramount to creating value for our stockholders, residents and guests, team members and the communities in which we live and serve.
Environmental
We are focused on effectively managing our resource consumption and environmental impacts. Manufactured homes in our communities are constructed with sustainability in mind. We partner with builders who construct manufactured homes in controlled environments that are free from external elements. This, combined with use of exact dimensions and measurements for the construction process, results in minimal energy usage and waste as compared to traditional housing. Many of our builders recycle excess materials resulting in less waste sent to landfills. Efficiencies that are gained as a result of this process translate to monetary savings that are passed on to us and ultimately our resident homeowners.
Heating and cooling systems in manufactured houses can be up to 30 percent more efficient than standard homes, and manufactured houses feature strict insulation requirements and low-E windows. These factors lead to reduced dependency on public utilities for electric and gas services, a cleaner footprint, and added cost savings for our residents, as compared to single family standard homes.
2018 environmental initiatives included:

◦	Company-wide initiative to retrofit light sources with LED light bulbs. 114 communities retrofitted in 2018 and remaining communities and headquarters to be completed in 2019.

◦	Initiated pilot program to convert 18 communities in California to solar energy in 2019
Social
We initiate social responsibility efforts largely through our “Sun Unity” program, where we join together to give back to the communities in which we live and serve. Community is woven into the fabric of what we do. The Sun Unity program focuses on:
Education - commitment to improving young lives and futures through scholarships, tuition reimbursement and training programs. As examples, during 2018, we provided 78 students each with a $500 college scholarship, donated backpacks to underprivileged children in the communities in which we operate and tutored children in Africa by partnering with Tofauti on the Move.
Community Service - we promote a culture of giving back through volunteer services. During 2018, community service efforts included team members leading community enrichment programs, sponsoring families at holiday time by donating food and gifts, supporting animal shelters, and bringing life enrichment opportunities to disadvantaged seniors. Additionally, Sun team members supported military service members and veterans by sending care packages to deployed service members as well as giving financial contributions to the Disabled American Veterans.
Development and outreach - we engage in community improvement and development programs that align with Sun’s vision and goals, and are committed to providing opportunities across the locations in which we live and serve.
Health and Wellness - our “SunFit Wellness” program provides access to fitness centers, personal trainers, group exercise classes, healthy living information and opportunities to our team members. Through SunFit, team members participate in wellness challenges, connect with coworkers for support and motivation, and track health and fitness metrics. The program also provides access to a library of information on healthy lifestyles, medical care, consumerism, mental and social health and financial wellness.

Other 2018 Sun Unity initiatives during 2018 included the following efforts:

◦	Partnering with local programs and food providers to ensure a sustainable food supply

◦	Weekly farm stands in certain locations offering fruits and vegetables that are locally grown

◦	Supported breast cancer and prostate cancer awareness

◦	Main Office volunteer day; partnership with Life Remodeled revitalizing a Detroit neighborhood

◦	Provision of financial support to wildlife conservation organizations such as the Detroit Zoo

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first matter to be considered at the Annual Meeting will be the election of seven directors. The term of each of our directors expires at the Annual Meeting, or when his or her successor is duly elected and qualified or upon his or her earlier resignation or removal.

Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until our 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified or until the earlier resignation or removal of such director.

In the absence of directions to the contrary, proxies will be voted in favor of the election of the seven nominees named below.

Incumbent Directors and Nominees

Following the recommendation of the NCG Committee, the Board of Directors has nominated each incumbent director for election to the Board at the Annual Meeting. Each of the directors has served continuously from the date of his or her election to the present time.

Name	Age	Office
Gary A. Shiffman	64	Chairman, Chief Executive Officer and Director
Meghan G. Baivier	39	Director
Stephanie W. Bergeron	65	Director
Brian M. Hermelin	53	Director
Ronald A. Klein	61	Director
Clunet R. Lewis	72	Director
Arthur A. Weiss	70	Director

Gary A. Shiffman is our Chairman and Chief Executive Officer and has been a director and an executive officer since our inception in 1993. He is a member of our Executive Committee. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past thirty years. He has overseen the acquisition, rezoning, development, expansion and marketing of numerous manufactured home communities, as well as recreational vehicle communities. Additionally, Mr. Shiffman, through his family-related interests, has had significant direct holdings in various real estate asset classes, which include office, multi-family, industrial, residential and retail. Mr. Shiffman is an executive officer and a director of SHS and all of our other corporate subsidiaries.

Meghan G. Baivier has been a director since July 20, 2017. She is a member of our Audit Committee and NCG Committee. Ms. Baivier serves as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Easterly Government Properties, Inc. ("Easterly"). Ms. Baivier has served as Executive Vice President and Chief Operating Officer since joining Easterly in May 2015 and as Easterly's Chief Financial Officer since March 2016. Prior to joining Easterly, Ms. Baivier served as Vice President of Citigroup's Real Estate and Lodging Investment Banking group, from August 2010 to April 2015, where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Company. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.

Stephanie W. Bergeron has been a director since 2007. She is a member of our Audit Committee and NCG Committee. Ms. Bergeron, a certified public accountant, previously served as the President and Chief Executive Officer of Walsh College where she was named President Emerita. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services. From 1998 to 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company (“Goodyear”). Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation. She has also served on Audit Committees of several publicly traded companies (including as chairman) and a number of not for profit organizations. During her business career, Ms. Bergeron directed staff responsible for accounting, treasury, investor relations and tax matters. Crain’s Detroit Business named Bergeron one of its “Most Influential Women” in 1997 and in 2007.

Brian M. Hermelin has been a director since 2014. He is the chairman of our Compensation Committee and a member of our Audit Committee. Mr. Hermelin is the Co-Founder and Managing Partner since 2007 of Rockbridge Growth Equity LLC, a private equity investment firm focusing on companies in the business services, financial services, sports, media and entertainment, and consumer direct marketing industries. He is also a co-founder and General Partner of Detroit Venture Partners, LLC, a venture capital firm based in Detroit, Michigan. From 2000 to 2011, Mr. Hermelin served as Chairman and Chief Executive Officer of Active Aero Group/USA Jet Airlines Inc., an air charter and logistics firm that also operates an air charter service for freight and passenger air transport. In addition, he is the chair of the Audit Committee of Jack Ohio LLC.

Ronald A. Klein has been a director since 2015. He is Chairman of our NCG Committee, Chairman of our MH Finance Committee and a member of the Executive Committee and Compensation Committee. Mr. Klein is a principal of JK Ventures LLC, a private firm focusing on real estate acquisition and development activities. Mr. Klein has served as a director and Chief Executive Officer of Origen Financial, Inc. a financial services company, formerly a publicly traded mortgage REIT that originated, securitized and serviced manufactured home loans. From 2010 until its merger with Chemical Financial Corporation in 2016, he was a director of Talmer Bancorp, Inc. and Talmer Bank. Talmer Bank merged with Chemical Financial Corporation in 2016. Mr. Klein is currently a director of Chemical Bank (NASDAQ: CHFC), where he serves as chairman of the asset and liability committee, and on the compensation, technology, trust, strategic and credit risk and administration committees. Mr. Klein is also actively involved with several closely-held companies in the real estate industry and the technology industry. He is a graduate of the University of Michigan Law School.

Clunet R. Lewis has been a director since 1993. He is the chairman of our Audit Committee, a member of our Compensation Committee and he serves as the Lead Independent Director. Mr. Lewis has also chaired Special Committees of our Independent Directors formed to review and evaluate strategic alternatives. Mr. Lewis is a retired commercial lawyer. While in private practice, Mr. Lewis specialized in mergers and acquisitions, debt financings, issuances of equity and debt securities, and corporate governance and control issues. Mr. Lewis has also served as Board Member, General Counsel, Chief Financial Officer, President, and Managing Director of other public and private companies.

Arthur A. Weiss has been a director since October 1996. He is a member of our Executive Committee and of our MH Finance Committee. Since 1976, Mr. Weiss has practiced law with the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, which represents us in various matters. Mr. Weiss is currently Chairman of the firm and a shareholder of Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Mr. Weiss practices law in the area of business planning, taxation, estate planning and real estate law. Mr. Weiss is a director of several closely-held companies in the real estate industry, steel industry and technology industry and previously served as a director of Talmer Bancorp, Inc. and currently serves as a director of Chemical Financial Corporation (NASDAQ: CHFC). Mr. Weiss currently serves as Chairman of the Compensation and Pension Committee, a member of the Credit Administration Committee, a member of the Corporate Governance and Nominating Committee, a member of the Technology Committee, a member of the Trust/Wealth Committee and a member of the CHC Strategic Committee for Chemical Financial. Mr. Weiss is also a director and officer of a number of closely held public and private nonprofit corporations, which include the Detroit Symphony Orchestra, where he served on the executive committee, and served as a treasurer and board member. Also, Mr. Weiss is Co-Chairman of the Best Business Practice Committee and a member of the Financial Committee for the Jewish Federation & United Jewish Foundation of Metropolitan Detroit. Mr. Weiss received a MBA in finance and a post graduate LLM degree from New York University in taxation. In addition to being an author and frequent lecturer in the Detroit area, Mr. Weiss previously was an Adjunct Professor of Law at Wayne State University and the University of Detroit. Mr. Weiss was previously recognized as one of the nation's Top 100 Attorneys by Worth magazine and has been chosen over the last 10 years as one of the Super Lawyers.

In addition to each director’s qualifications, experience and skills outlined in their biographical data above and the minimum Board qualifications set forth above, our NCG Committee looked for certain attributes in each director and based on these attributes, and the mix of attributes of the other incumbent directors, determined that each director should serve on our Board. The NCG Committee does not require that each director possess all of these attributes but rather that the Board is comprised of directors that, taken together, provide us with a variety and depth of knowledge, judgment and experience necessary to provide effective oversight and vision. These attributes include: (a) significant leadership skills as a chief executive officer and/or relevant board member experience, (b) real estate industry experience, (c) transactional experience, especially within the real estate industry, (d) relevant experience in property operations, (e) financial expertise, and (f) legal or regulatory experience.

The following chart lists the attributes of each director, as determined by the NCG Committee:

	Board Experience	Real Estate Industry	Transaction Experience	Property Operations	Financial Expertise	Legal / Regulatory
G. Shiffman	✓	✓	✓	✓	✓
M. Baivier	✓	✓	✓	✓	✓
S. Bergeron	✓	✓	✓		✓
B. Hermelin	✓	✓	✓		✓
R. Klein	✓	✓	✓	✓	✓	✓
C. Lewis	✓	✓	✓		✓	✓
A. Weiss	✓	✓	✓		✓	✓

To the best of our knowledge, as of the date of this document, there are no material proceedings to which any director is currently a party, or has a material interest, adverse to the Company. To the best of our knowledge, during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, (ii) no director has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; (c) violations of federal or state securities, commodities, banking or insurance laws and regulations, and (iii) no director has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required for the election of each director. Abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Because broker non-votes are not considered votes cast for or against a candidate, they will not be counted in determining which nominees receive a majority of votes cast. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares of common stock to approve the election of any substitute nominee proposed by the Board.

Board Recommendation

The Board unanimously recommends that you vote "FOR" each of the seven nominees named above.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF GRANT THORNTON LLP

The second proposal to be considered at the Annual Meeting will be the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. The Audit Committee has selected and appointed Grant Thornton LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019. Grant Thornton LLP has audited our consolidated financial statements since 2003. Although ratification by stockholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in our best interests and our stockholders. If our stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Auditor Fees
Aggregate fees for professional services rendered by Grant Thornton LLP, our independent auditors, for the years ended December 31, 2018 and 2017 were as follows:

Category	December 31, 2018	December 31, 2017
Audit Fees: For professional services rendered for the audit of our financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of the quarterly financial statements and consents	$884,323	$816,089
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$3,400	$23,296
All Other Fees	$—	$—

Auditor Fees Policy

The Audit Committee has a policy concerning the pre-approval of audit and non-audit services to be provided by our independent auditors. The policy requires that all services provided by the independent auditors to us, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. All of the services provided by our independent auditor in 2018 and 2017 including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.

Vote Required

A majority of the votes cast in person or by proxy at the Annual Meeting is required to ratify the selection of Grant Thornton LLP. Abstentions will not be counted as votes cast for this proposal and do not represent votes cast for or against the ratification of the selection of Grant Thornton LLP. In the absence of your voting instructions, your broker or nominee may vote your shares for this proposal in its discretion.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for 2019.

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of four directors. The directors who serve on the Audit Committee are all “independent” for purposes of the NYSE listing standards. The Audit Committee held five formal meetings during the year ended December 31, 2018.

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding quality and integrity of our accounting, auditing and financial reporting practices. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, our independent auditors, for the fiscal year ended December 31, 2018;

•
discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended, as adopted by the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, be filed with the SEC.

The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,
Members of the Audit Committee:
Clunet R. Lewis (Chairman)
Meghan G. Baivier
Stephanie W. Bergeron
Brian M. Hermelin

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The persons listed below are our executive officers who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Title
Gary A. Shiffman	64	Chairman and Chief Executive Officer
John B. McLaren	48	President and Chief Operating Officer
Karen J. Dearing	54	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Jonathan M. Colman	63	Executive Vice President

Background information for Gary A. Shiffman is provided above. Background information for the other three current executive officers is set forth below.

John B. McLaren has been in the manufactured housing industry since 1995. He has served as our President since 2014 and as our Chief Operating Officer since 2008. From 2008 to 2014, he served as an Executive Vice President of the Company. From 2005 to 2008, he was Senior Vice President of SHS with overall responsibility for home sales and leasing. Mr. McLaren spent approximately three years as Vice President of Leasing & Service for SHS with responsibility for developing and leading our Rental Program and also has experience in the multi-family REIT segment and the chattel lending industry.

Karen J. Dearing has served as our Chief Financial Officer and Executive Vice President since 2008. She joined us in 1998 as the Director of Finance where she worked extensively with accounting and finance matters related to our ground-up developments and expansions. Ms. Dearing became our Corporate Controller in 2002 and Senior Vice President in 2006. She is responsible for the overall management of our information technology, accounting, tax and finance departments, and all internal and external financial reporting. Prior to working for us, Ms. Dearing had over seven years of experience as the Financial Controller of a privately-owned automotive supplier and over four years of experience as a certified public accountant with Deloitte.

Jonathan M. Colman has served as an Executive Vice President since March 2003. He joined us in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995. A certified public accountant, Mr. Colman has over thirty-five years of experience in the manufactured housing community industry. Prior to joining Sun, he was involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90.0 million in public limited partnerships in the late 1980s. Mr. Colman is also a Vice President of all of our corporate subsidiaries.

To the best of our knowledge, as of the date of this document, there are no material proceedings to which any executive officer is currently a party, or has a material interest, adverse to us. To the best of our knowledge, during the past ten years: (i) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer; (ii) no executive officer has been the subject of a or a party to any judicial or administrative proceedings relating to an alleged violation of (a) mail or wire fraud; (b) fraud in connection with any business entity; or (c) violations of federal or state securities, commodities, banking or insurance laws and regulations; and (iii) no executive officer has been the subject of a or a party to any sanction or order of any self-regulatory organization, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compensation Discussion and Analysis

Executive Summary

The goals and objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital resources to achieve the best possible economic results and continue to provide outsized total shareholder returns to our investors. Our executive officers are compensated based on pay for performance and alignment with stockholder interests. When determining 2018 compensation, the Compensation Committee took into account the level of achievement of certain key financial performance metrics, including but not limited to, TSR, Core FFO, leverage, risk management and portfolio growth through acquisitions, joint ventures and development. Highlights of our 2018 performance are shown below.

(1) Source: KeyBanc "The Leaderboard" publication.
(2) Source: S&P Global as of December 31, 2018.
(3) Source: Citi Investment Research, December 2018.

Total Shareholder Return

We continued our 10-year trend of delivering outstanding performance in 2018 leading us to outperform many of the leading real estate and market indices. We stand out as a leader amongst REITs for delivering TSR results. These TSR results are indicative of our executive team's strategic planning, leadership, execution and dedication to the Company. The execution of our strategic vision has resulted in prolonged TSR outperformance over time as evidenced in the charts below.
Source: S&P Global as of December 31, 2018

Exceptional Growth

Through a thoughtful and disciplined approach, our leadership team has executed a series of acquisition, disposition and capital market transactions which have repositioned and transformed our portfolio and created a strong and flexible balance sheet, while generating significant returns for our stockholders.

In 2011, our executive team began delivering on a strategic plan to utilize our operational expertise to create a best-in-class platform of MH communities and RV resorts with a broader geographic range and re-balancing our all-age and age-restricted holdings. The strategy included increasing our ownership of RV resorts, downsizing our exposure in the Midwest and elevating our presence along the east coast of the United States, as well as advancing west to California and Arizona.

Since 2011, we have acquired communities valued in excess of $4.8 billion including two transformational portfolio acquisitions completed between 2014 and 2016. After acquiring 103 communities for $1.7 billion in June 2016, which was the largest portfolio acquisition in our history, we continued to add to our portfolio in 2017 by acquiring 9 properties for $144.7 million and in 2018 by acquiring 20 properties valued at approximately $364.0 million. In 2018, we expanded our geographic footprint by establishing a joint venture intending to establish and grow a manufactured housing community development program in Australia.

While transforming our portfolio, we are also focused on maintaining a strong and flexible balance sheet. Through a series of capital market activities we have reduced our leverage, improved our coverage ratios and expanded our liquidity as shown below:

Metric	2011	2018
Net Debt to Recurring EBITDA	9.7	5.6
Debt to Enterprise Value	62%	25%
Recurring EBITDA to Interest	2.4	4.0
Revolving Line of Credit (in millions)	$130	$550

Compensation Highlights

What We Do
☑	Pay for performance
☑	Double trigger change in control agreements
☑	Maintain a clawback policy
☑	Stock ownership guidelines for our executives (6x multiple of salary for CEO)

What We Don't Do
☒	Allow hedging of stock by directors or executive officers
☒	Excise tax gross-ups

Compensation Decisions

Our 2018 say-on-pay proposal received strong stockholder support at 96 percent of the shares cast for 2017 executive officer compensation. To further enhance our compensation program, our Compensation Committee made certain decisions related to our 2018 executive compensation plans which are summarized below. Refer to 2018 Compensation further below for additional details regarding changes to our compensation plans.

Executive officer base salaries are the same for the fourth year in a row.
Annual incentive awards are measured with an increased emphasis on specific quantifiable goals and reduced weighting of the individual and discretionary components.
The long-term incentive award program does not include performance goals that overlap with the annual incentive award program and measures performance solely based on relative TSR over a multi-year period (with an absolute TSR modifier).

Our Chief Executive Officer was granted 40 percent fewer shares of restricted stock in 2019 as compared to 2018.

Compensation Philosophy and Objectives

The executive compensation program supports our commitment to providing superior stockholder value. This program is designed to:

◦	attract, retain and reward executives who have the motivation, experience and skills necessary to lead us effectively and encourage them to make career commitments to us;

◦	base executive compensation levels on our overall financial and operational performance and the individual contribution of an executive officer to our success;

◦	create a link between the performance of our stock and executive compensation; and

◦	position executive compensation levels to be competitive with other similarly situated public companies within the real estate industry.

Element	Compensation Objectives and Key Features
Base Salary	Fixed compensation component that provides a minimum level of cash to compensate the executive officer for the scope and complexity of the position.
Amounts based on an evaluation of the executive officer's experience, position and responsibility as well as intended to be competitive in the marketplace to attract and retain executives.
Annual Incentive Award	Variable cash compensation component that provides incentive to the executive officer based on the Compensation Committee's assessment of both annual corporate and individual performance.
Measures of corporate performance principally focused on Core FFO and other key operating metrics.
Long-Term Incentive	Variable equity compensation component focused on executive retention that provides longer-term motivation with the effect of linking stock price performance to executive compensation.

For 2018 performance, the compensation mix for our CEO and other named executive officers ("NEO") is shown below:

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance and determines the annual incentive compensation of the Chief Executive Officer. Together the Compensation Committee and the Chief Executive Officer review the performance of the other executive officers. The Chief Executive Officer can recommend certain compensation incentives, including equity award amounts, to the Compensation Committee, which can exercise its discretion in approving or modifying such recommendations for other executive officers.

Use of Comparative Market Data

We select our peer group, for purposes of comparing our executive compensation, based on a number of quantitative and qualitative factors including, but not limited to, revenues, total assets, market capitalization, industry, sub-industry, location, TSR history, executive compensation components, and peer decisions made by other companies. From time to time, our peer group is updated based on most recent publicly available market information and the aforementioned factors and application of judgment.

During 2018, our peer group was updated to the entities shown in the table below. In comparison to our 2017 peer group, Taubman Centers, Inc. and Tanger Factory Outlet Centers, Inc., which are retail REITs were removed. Additionally, Federal Realty Investment Trust, Kimco Realty Trust, Inc., and The Macerich Company, all of which are retail REITs, were added. Among the other factors described in the paragraph above, we placed emphasis on relative size in selecting our peers. For 2018, we were at or above the median in comparison to our peer group in relative percentile rankings for:

◦	Number of employees

◦	UPREIT market capitalization

◦	Total capitalization

◦	TSR

Company Name	Property Focus	Headquarters
American Campus Communities, Inc.	Student Housing	Austin, TX
Apartment Investment and Management Company	Multi-Family	Denver, CO
AvalonBay Communities, Inc.	Multi-Family	Arlington , VA
Brandywine Realty Trust	Office	Radnor, PA
Camden Property Trust	Multi-Family	Houston, TX
CubeSmart	Self-Storage	Malvern, PA
Equity LifeStyle Properties, Inc.	Manufactured Home	Chicago, IL
Essex Property Trust, Inc.	Multi-Family	San Mateo, CA
Federal Realty Investment Trust	Retail	Rockville, MD
Kimco Realty Corp.	Retail	New Hyde Park, NY
Macerich Co.	Retail	Santa Monica, CA
Mid-America Apartment Communities, Inc.	Multi-Family	Memphis, TN
UDR, Inc.	Multi-Family	Highlands Ranch, CO
Weingarten Realty Investors	Shopping Center	Houston, TX

Compensation Processes

The Compensation Committee considers (a) internal equity among executive officers; (b) market data for the positions held by these executives; (c) each executive’s duties, responsibilities, and experience level; (d) each executive’s performance and contribution to our success; and (e) cost to us when determining levels of compensation. In order to implement our executive compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are made after the end of the fiscal year and after financial statements for the year become available. At that time, the Compensation Committee determines the annual incentive award, if any, for the past year’s performance, and makes decisions on awards of equity-based compensation.

Advisory Vote on Executive Compensation

The Compensation Committee also considered the results of the advisory vote by stockholders on executive compensation, or the "say-on-pay" proposal, presented to stockholders at our May 17, 2018 annual meeting. Our say-on-pay proposal received strong stockholder support, at 96 percent of the shares cast for our 2017 executive compensation. Based on the votes from our 2018 annual meeting, we will continue to offer an annual non-binding advisory vote on the executive compensation.

2018 Compensation

Base Salary

Base salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers, and compensation provided at competitive companies and companies of similar size. The base salaries for the named executive officers for the year ended December 31, 2018, were paid in accordance with existing employment agreements.

Executive	2018 Base Salary	2017 Base Salary	Percent Change
Gary A. Shiffman	$691,837	$691,837	—%
John B. McLaren	$525,000	$525,000	—%
Karen J. Dearing	$425,000	$425,000	—%
Jonathan M. Colman	$75,000	$75,000	—%

Along with peer company benchmarking, the Compensation Committee considered the overall growth in the Company's total capitalization, the number of communities that the Company owns and operates, the number of employees under management and the corresponding expansion of responsibilities for these executive officers when determining their base salaries.

Annual Incentive Award

The annual incentive awards motivate the executive officers to maximize our annual operating and financial performance and reward participants based on annual performance. The Compensation Committee annually reviews performance measures for determining award levels, including growth in key metrics and individual goals. In each case, actual performance is measured against targets established by the Compensation Committee. After review by the Compensation Committee, changes were made to the 2018 performance measures to place an increased emphasis on quantitative performance measures rather than qualitative performance measures. Accordingly, the qualitative measures decreased to 25% in 2018 from 55% in 2017 for Mr. Shiffman and Ms. Dearing and to 25% in 2018 from 40% in 2017 for Mr. McLaren.

Core FFO (1) per share is a key metric used by many REIT investors and equity research analysts as a supplemental measure of performance and is a primary operating measure in our publicly reported earnings results. Recognizing the importance of Core FFO (1) per share growth as a primary driver of shareholder returns, the Compensation Committee increased the weighting of this financial performance measure in the annual incentive award program for Mr. Shiffman and Ms. Dearing.

We view the measures below as key operating metrics which are primary drivers of long-term shareholder returns.

		% of Aggregate Annual Incentive Payment Eligibility
Metric	Rationale	Gary A. Shiffman	John B. McLaren	Karen J. Dearing
Core FFO Growth (1)	FFO is a standard operating performance measure for REITs as it excludes the effects of real estate gains, losses, depreciation and amortization. Core FFO is a primary operating measure in our publicly-reported earnings results, and is defined as FFO excluding certain items that are not related to our core operations.	30%	15%	30%
Recurring EBITDA Growth(1)	EBITDA is a common operating performance measure among REITs, as it provides an indication of an entity's ability to cover fixed charges and continue to pay and increase dividends. Recurring EBITDA excludes certain items that are unusual or infrequently occurring.	15%	—%	15%
Same Community NOI Growth	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. Same community are those properties which we have owned and operated continuously since January 1, 2017.	15%	15%	15%
Revenue Producing Site ("RPS") Gains	Revenue producing site gains represent the number of sites that we are able to fill during a period, net of the number of sites lost. By increasing revenue producing sites, we increase our portfolio occupancy and can maximize generation of revenues and shareholder returns.	—%	15%	—%
Controllable NOI ("CNOI") (1)	NOI is calculated by deducting direct property operating expenses from property operating revenues, thereby providing a measure of the actual operating performance of our properties. CNOI excludes certain items that have been deemed to be outside of Mr. McLaren's control.	—%	15%	—%
Acquisitions / Expansions	Acquisitions require the identification, acquisition and successful integration of properties onto the Sun operating platform. Expansions of our existing communities provide for continued revenue growth through occupancy gains.	15%	15%	15%
Individual Goals	The Compensation Committee reviews each executive officer's annual accomplishments in order to evaluate the specific contributions of each executive to our success and properly align pay and performance.	25%	25%	25%

(1) Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion below.

The Compensation Committee, in its discretion, may make adjustments to Core FFO (1) for certain unbudgeted or unusual transactions, which may have an unexpected adverse or beneficial impact on Core FFO (1) per share, when determining achievement of this performance target. Capital transactions, certain acquisition or disposition activity and other unusual transactions may, from time to time, be excluded from or included in the calculation of Core FFO(1) per share for compensation purposes. No such adjustments to Core FFO (1) were made in 2018. The Compensation Committee may, in its sole discretion, award amounts to our executive officers for exceptional performance that are incremental to individual goals as described above.

The following illustrations show actual results achieved in 2018 as compared to the various target levels that were established for achievement of executive goals (dollar amounts in thousands). Performance metrics for Recurring EBITDA (1) growth and Controllable NOI (1) previously utilized dollar values and have been changed to percentages to provide better context as to the magnitude of growth in these metrics over the prior year.

Acquisitions / Expansions - Various target levels for Acquisitions/Expansions/Developments included acquiring $75.0 million to $150.0 million of MH communities and/or RV resorts, delivery of 750 to 1,200 completed expansion sites, initiation of construction on one greenfield development, as well as the purchase of one parcel of land for greenfield development and the initiation of the entitlement process on land for one greenfield development. Actual results included the acquisition of MH communities and RV resorts valued at approximately $364.0 million, the purchase of seven parcels of land for $14.0 million including two parcels for greenfield development, the delivery of 1,300 completed expansion sites, initiation of construction on two greenfield developments and initiation of the entitlement process on several parcels of land for greenfield development. Growth through acquisitions, as well as expanding our existing communities and developing new MH and RV communities, is core to our strategy. As supply of new communities has been very limited for decades, the interest in the asset class has become heightened causing the acquisition market to be highly competitive. Finding desirable land for development and then achieving zoning and entitlements for a single community may take several years and is not assured. Considering the noted challenges and the achievements in relation to the set metrics, the Compensation Committee determined that for 2018 Mr. Shiffman, Ms. Dearing and Mr. McLaren achieved the maximum level of payout for this performance metric and awarded $207,551, $127,500 and $157,500, respectively.

Individual Goals for Mr. Shiffman - were focused on strategic leadership of the organization and communication of our mission and values, implementation of systems and processes that assure physical, financial and human resources of our organization, providing strategic planning and guidance for growth through acquisitions and expansions and opportunistically accessing capital markets to fund growth and strengthen the balance sheet. The Compensation Committee determined that for 2018, Mr. Shiffman achieved the target payout for his individual goals and awarded him $259,439 as a result.

Individual Goals for Ms. Dearing - were focused on evaluation and implementation of strategies associated with our capital requirements and structure including debt and equity transactions, effectively leading our accounting, tax and information technology departments, and creating and communicating along with the other executive officers, our strategic vision. The
Compensation Committee determined that for 2018, Ms. Dearing achieved the target payout for her individual goals and awarded her $159,375 as a result.

Individual Goals for Mr. McLaren - were focused on operational execution of the organization associated with our communities and effectively leading our organization to ensure that we maintain being a premiere provider of manufactured housing and RV resorts. The Compensation Committee determined that for 2018, Mr. McLaren achieved the target payout and awarded him $196,875 for his achievements.

The table below provides salary and incentive opportunities as the basis for determination of our 2018 annual incentive awards. After a review of the annual incentive plan by the Compensation Committee, the threshold and maximum levels of incentive opportunities as a percent of salary for the 2018 plan were changed to reflect what the Compensation Committee believes to be appropriate levels of potential cash incentive awards that may be achieved if financial performance, which metrics are set within an acceptable range of performance from expected results, and individual performance measures are achieved.

		Incentive Opportunity (as a % of Salary)
Executive	2018 Base Salary	Threshold	Target	Maximum
Gary A. Shiffman	$691,837	100%	150%	200%
John B. McLaren	$525,000	100%	150%	200%
Karen J. Dearing	$425,000	100%	150%	200%

The table below shows the payout levels achieved by key metric for each executive officer, based on the actual results achieved as depicted above.

	Payout Achieved
Metric	Gary A. Shiffman	John B. McLaren	Karen J. Dearing
Core FFO Growth (1)	$415,102	$157,500	$255,000
Same Community NOI Growth (1)	—	—	—
Recurring EBITDA Growth (1)	207,551	N/A	127,500
RPS Gains	N/A	78,750	N/A
Acquisitions / Expansions / Developments	207,551	157,500	127,500
CNOI (1)	N/A	78,750	N/A
Individual Goals	259,439	196,875	159,375
Total Amount Earned	$1,089,643	$669,375	$669,375

Total Amount Earned as a % of Maximum	79%	64%	79%
(1) Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion below.

Jonathan M. Colman - Mr. Colman's primary responsibility is the identification, negotiation and execution of community acquisitions and dispositions. Accordingly, Mr. Colman’s incentive compensation is primarily variable based on the overall size and scope of these transactions. The CEO reviews Mr. Colman's individual contribution to the success of acquisition and disposition transactions and his management of our Acquisition department and makes an incentive compensation recommendation to the Compensation Committee. The Compensation Committee then exercises its sole discretion in awarding incentive compensation to Mr. Colman. After consideration of the volume and value of acquisitions completed in 2018 which were $364.0 million in 2018 as compared to $144.7 million in 2017, and greater than the $75 million to $150 million expected volume included in the other executive officers’ annual incentive award plans for 2018; the CEO recommended, and the Compensation Committee approved, an annual incentive award for Mr. Colman of $481,992.

Long-Term Incentive Awards

2018 Awards

Long-term equity incentive awards are provided to the executive officers in order to increase their personal stake in our success and motivate them to enhance our long-term value while better aligning their interests with those of other stockholders. Equity awards are generally awarded in the form of restricted stock although stock options may also be utilized. The value of the restricted shares awarded is the price of a share of our stock as of the close of business on the grant date. On an annual basis the Compensation Committee reviews and approves the equity incentives to be issued to each of the executive officers for the prior year’s performance. There is no established target for long-term equity incentive awards for any of the executive officers. Rather, the Compensation Committee reviews this component of each executive officer’s total compensation on an annual basis. Our executive officers (as well as our employees that receive restricted stock awards) receive distributions on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested.

Considerations for Equity Awards

In February 2018, the Compensation Committee granted Mr. Shiffman and Mr. McLaren and Ms. Dearing long-term incentive awards for 2017 performance as detailed in the tables below. In determining the long-term incentive awards, the Compensation Committee considered the overall financial performance of the Company during 2017, as well as the executive’s achievement of his or her individuals goals and implementation of the strategic goals of the organization. In particular, we achieved 1-year TSR of 24.9 percent compared to 5.1 percent achieved by the MSCI US REIT Index. Additional factors included, but were not limited to, Core FFO(1) growth of 10 percent compared to 2016, 6.9 percent growth in Same Community NOI(1) compared to 2016, 43 percent growth in revenue producing site gains over the prior year, reduction of our net debt to recurring EBITDA(1) leverage ratio to 6.3 times from 7.5 times in 2016 and the acquisition of 9 communities for approximately $144.7 million.
(1) Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion below.

The table below shows the financial performance, market performance and time vesting components for the long-term incentive awards that were granted to our executive officers in 2018 based on their performance in 2017.

2018 Awards Granted
Maximum Payout	Market Performance Shares (1)	Time Vesting Shares (2)
Gary A. Shiffman	60,000	40,000
John B. McLaren	15,000	10,000
Karen J. Dearing	15,000	10,000

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%

(1) Measured over a three-year period from January 1, 2018 to December 31, 2020, vesting on January 1, 2021, with payout on a pro rata basis between levels.
(2) Time vesting shares have a five-year vesting period with vesting beginning on the first anniversary of the grant date of the award.

2015 - 2017 Performance Awards Update

The table below shows the financial and market performance shares from previously granted awards that vested during 2018, as compared to potential share payouts. In total, 70,936 shares vested out of 70,936 potential shares and zero shares were forfeited.

Financial Performance Metric	Potential Shares	Performance Level	Potential Earned %	Achieved	Shares Vested
Core FFO Growth (1) (3)	22,135	< 2%	-%
		≥ 2% to < 3%	33%
		≥ 3% to < 4%	50%
		≥ 4% to < 5%	75%
		≥ 5%	100%	10.0	22,135
Same Community NOI Growth (1) (3)	22,135	< 3%	-%
		≥ 3% to < 4%	33%
		≥ 4% to < 5%	50%
		≥ 5% to < 6%	75%
		≥ 6%	100%	6.9%	22,135

Market Performance Metric	Potential Shares	Performance Level	Potential Earned %	Achieved	Shares Vested
Absolute Cumulative TSR (2)	13,333	< 21%	0%
		≥ 21% to < 27%	50%
		≥ 27% to < 33%	75%
		≥ 33% to < 36%	90%
		≥ 36%	100%	70.4%	13,333
Relative TSR vs. MSCI US REIT Index (2)	13,333	Below Index	-%
		Index	50%
		Index +1%	75%
		Index +2%	85%
		Index +3%	100%	Index +53%	13,333
(1) Growth percentage is based on a comparison of our results for the year ended December 31, 2017 as compared to the same period in 2016.
(2) Measured over a 3-year period from January 1, 2015 to December 31, 2017.
(3) Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion below.

The table below shows the summary of financial performance, market performance and time vesting components for the long-term incentive awards to our executive officers that vested in 2018.

2018 Financial Performance and Market Performance Vesting Summary
Executive	Market Performance Shares (1)	Performance Vesting Shares (2)
Gary A. Shiffman	22,916	34,896
John B. McLaren	2,083	5,312
Karen J. Dearing	1,667	4,062
Total	26,666	44,270
(1) Growth percentage is based on a comparison of our results for the year ended December 31, 2017 as compared to the same period in 2016.
(2) Measured over a 3-year period from January 1, 2015 to December 31, 2017.

2019 Compensation

Our say-on-pay proposal in 2018 received strong stockholder support, at 96 percent of the shares cast for our executive compensation. After a review of our executive compensation program, our Compensation Committee has approved and adopted the compensation components as detailed below for 2019.

Base Salary

Annual base salaries for our executive officers remained the same for the fourth year in a row as detailed in the table below.

Executive	2019 Base Salary	2018 Base Salary	Percent Change
Gary A. Shiffman	$691,837	$691,837	—%
John B. McLaren	$525,000	$525,000	—%
Karen J. Dearing	$425,000	$425,000	—%
Jonathan M. Colman	$75,000	$75,000	—%

Annual Incentive Awards

Annual incentive awards for our executive officers in 2019 are based on the metric weightings shown in the tables below. The 2019 weighting reflects the continued use of specific quantifiable goals as refined in 2018, with a corresponding decrease to individual and discretionary goals.

CEO and CFO	Weighting
Metric	2019	2018
Core FFO Growth (1)	30%	30%
Recurring EBITDA Growth (1)	15%	15%
Same Community NOI Growth (1)	15%	15%
Acquisitions	7.5%	—%
Expansions	7.5%	—%
Acquisitions / Expansions	—%	15%
Individual Goals / Compensation Committee Discretion	25%	25%

President & COO	Weighting
Metric	2019	2018
Same Community NOI Growth (1)	15%	15%
Controllable NOI (CNOI) Growth (1)	15%	15%
Core FFO Growth (1)	15%	15%
Revenue Producing Site (RPS) Gains	15%	15%
Acquisitions	7.5%	15%
Expansions	7.5%	—%
Individual Goals / Compensation Committee Discretion	25%	25%
(1) Definitions of Core FFO, Recurring EBITDA and NOI are detailed in the Non-GAAP Financial Measures discussion below.

For each of the metrics above, the incentive opportunity as a percentage of salary for 2019 is shown below.

	Threshold	Target	Maximum
2019 - Incentive opportunity as a % of Salary	100%	150%	200%

Long-Term Incentive Awards

In March 2019, the Compensation Committee granted Mr. Shiffman and Mr. McLaren and Ms. Dearing long-term incentive awards for 2018 performance as detailed in the tables below. In determining the long-term incentive awards for 2019, the Compensation Committee considered our continued strong performance. In particular, we achieved 1-year TSR of 14.2 percent compared to -4.2 percent achieved by the MSCI US REIT Index. Additional factors included, but were not limited to, Core FFO growth of 9.8 percent compared to 2017, industry leading 6.7 percent growth in Same Community NOI, record RPS gains, reduction of our leverage ratio, and the acquisition of 20 communities for approximately $364.0 million.

2019 Awards Granted	Market Performance Shares (1)	Time Vesting Shares (2)
Gary A. Shiffman	36,000	24,000
John B. McLaren	15,000	10,000
Karen J. Dearing	15,000	10,000

	Metric	Threshold	Target	Maximum
Market Performance Shares	Relative TSR vs. MSCI US REIT Index	35th Percentile	55th Percentile	75th Percentile
	Payout	60%	80%	100%

(1) Measured over a three-year period from January 1, 2019 to December 31, 2021, vesting on January 1, 2022, with payout on a pro rata basis between levels and a limit to Target payout if absolute TSR is negative.
(2) Time vesting shares vest annually over a five-year period on a pro rata basis beginning on the first anniversary of the grant date of the award.

Risks Arising from Compensation Policies and Practices

Our senior management has assessed the enterprise-wide risks facing us and processes and procedures to mitigate such risks. In connection with such enterprise risk management process, our compensation programs were assessed, including program features that could potentially encourage excessive or imprudent risk taking and the specific aspects of our compensation policies and procedures which mitigate some of the material risks that might otherwise arise from such policies and procedures. Following this review, our management, Compensation Committee and Board of Directors affirmatively determined that there were no risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on us.

Anti-Hedging Policy

The Company has adopted an anti-hedging policy under which its directors and executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale.

Executive Stock Ownership Guidelines

In an effort to align the interests of the Company's management with those of its stockholders, the Company has adopted a policy under which its executive officers who are subject to reporting requirements under Section 16 of the Exchange Act are subject to equity ownership guidelines. Under these guidelines, each executive officer is required to own shares of our stock with a value equal to a multiple of his or her annual base salary as follows:

Position	Multiple	Annual Base Measure
Chairman and CEO	6x	Base salary
President and other executive officers	3x	Base salary

Covered individuals are required to achieve compliance with these guidelines by the later of five years from the date of:

(i)    Adoption of these guidelines, which were adopted on July 14, 2014,
(ii)    Promotion to the covered position, or
(iii)    Start of employment with the Company.

As of March 15, 2019, each of our named executive officers satisfied the requirements of these stock ownership guidelines.

Summary Compensation Table
The following table includes information concerning compensation for our named executive officers for the fiscal year ended December 31, 2018:

Name and Principal Position	Year	Salary	Non-equity Incentive (1)	Stock Awards (2)	All Other Compensation (3)	Total
Gary A. Shiffman, Chairman,	2018	$691,837	$1,089,643	$7,404,000	$8,298	$9,193,778
and Chief Executive Officer	2017	$691,837	$1,037,756	$11,895,000	$5,720	$13,630,313
	2016	$691,837	$791,837	$5,193,750	$3,783	$6,681,207

John B. McLaren, President and	2018	$525,000	$669,375	$1,851,000	$1,179	$3,046,554
Chief Operating Officer	2017	$525,000	$787,500	$1,982,500	$876	$3,295,876
	2016	$525,000	$1,398,750	$1,731,250	$876	$3,655,876

Karen J. Dearing, Executive	2018	$425,000	$669,375	$1,851,000	$8,506	$2,953,881
Vice President, Treasurer, Chief	2017	$425,000	$637,500	$1,982,500	$1,337	$3,046,337
Financial Officer and Secretary	2016	$425,000	$1,325,000	$1,385,000	$2,659	$3,137,659

Jonathan M. Colman, Executive	2018	$75,000	$481,992	$—	$2,816	$559,808
Vice President	2017	$75,000	$375,236	$—	$392	$450,628
	2016	$75,000	$1,143,676	$—	$392	$1,219,068

(1)
See “2018 Compensation Decisions” above for additional information regarding annual incentive payments awarded in 2018. Although the annual incentive payments were earned for 2018, 2017 and 2016, certain payments were made in the subsequent year.

(2)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to these grants, refer to Note 11, Share-Based Compensation, in the Consolidated Financial Statements of our 2018 Annual Report on Form 10-K. This column does not include restricted stock awards granted in 2019 for 2018 performance.

(3)
Includes matching contributions to our 401(k) plan of $532, $303, $2,567 and $654 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing, respectively, for the year ended December 31, 2018. Includes matching contributions to our 401(k) plan of $665, $0, $144 and $163 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing, respectively, for the year ended December 31, 2017. Includes matching contributions to our 401(k) plan of $798, $0, $144 and $981 for each of Messrs. Shiffman, McLaren and Colman and Ms. Dearing, respectively, for the year ended December 31, 2016. Also includes premiums for life insurance and accidental death and disability insurance in the amount of $876 for each of Messrs. Shiffman and McLaren and Ms. Dearing, and $248 for Mr. Colman for the year ended December 31, 2018. Includes premiums for life insurance and accidental death and disability insurance in the amount of $876 for each of Messrs. Shiffman and McLaren and Ms. Dearing, and $248 for Mr. Colman for the year ended December 31, 2017. Includes premiums for life insurance and accidental death and disability insurance in the amount of $876 for each of Messrs. Shiffman, McLaren and Ms. Dearing, and $248 for Mr. Colman for the year ended December 31, 2016. Includes perquisites for sporting events and/or entertainment valued in the amounts of $6,890 and $6,976 for Mr. Shiffman and Ms. Dearing for the year ended December 31, 2018. Includes perquisites for sporting events and/or entertainment valued in the amounts of $4,179 and $298 for Mr. Shiffman and Ms. Dearing for the year ended December 31, 2017. Includes perquisites for sporting events and/or entertainment valued in the amounts of $2,109 and $802 for Mr. Shiffman and Ms. Dearing, for the year ended December 31, 2016.

CEO Pay Ratio -

Median Employee Compensation

As of October 30, 2018, we employed over 3,000 talented individuals in full-time, part-time, seasonal and temporary positions in the United States and Canada. These employees can be categorized into the following areas:

◦
Approximately 76 percent of our employees support operations at our 371 communities, in positions including but not limited to office assistants, coordinators, housekeepers, groundskeepers and cashiers. These employees are primarily part-time or seasonal and paid on an hourly basis. The median annual total compensation for these employees in 2018 was $22,263.

◦
The operational support employees described above are overseen by community managers who are led by regional, divisional and senior vice presidents that account for 12 percent of our workforce in the aggregate. The median annual total compensation for these employees in 2018 was $62,050.

◦
Approximately 11 percent of our workforce is comprised of corporate employees located primarily at our main office. These employees include our executive management team as well as our finance, human resources and information technology professionals. The median annual total compensation for these employees in 2018 was $57,138.

Our median employee, a shuttle operator, was identified from base compensation payroll records as of October 30, 2018, after annualization of compensation for applicable part-time and full-time employees. Base compensation does not include every element of compensation, but does reasonably reflect annual compensation for our employee population.

Total annual compensation for the identified median employee, on a basis consistent with the Summary Compensation Table requirements and excluding our CEO, was $25,878 for 2018. As a result of the CEO and median employee compensation per above, our CEO pay ratio for 2018 was 355:1. The three year average CEO pay ratio for 2018, 2017 and 2016 was 375:1.

Employment Agreements

Gary A. Shiffman

In June 2013, we entered into an employment agreement with Gary A. Shiffman, under which he serves as our Chief Executive Officer. The employment agreement was amended in July 2014. He also served as our President until February 2014. Mr. Shiffman's employment agreement had an initial term ending June 20, 2018, and is automatically renewed for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to this employment agreement, Mr. Shiffman's initial annual base salary was $671,000, which amount is increased by an annual cost of living adjustment on January 1 of each year of the term. Mr. Shiffman has elected not to receive the annual cost of living adjustment since 2015 and has had an annual base salary of $691,837 since that time. In addition to his base salary, and prior to the amendment described below, we may pay Mr. Shiffman annual incentive compensation in an amount determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary, including, without limitation, whether Mr. Shiffman fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Mr. Shiffman adopted before or shortly after the beginning of each year. Incentive compensation paid or payable to Mr. Shiffman under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Mr. Shiffman's incentive-based compensation, including equity-based incentive compensation, is also subject to our Executive Compensation "Clawback" Policy (the "Clawback Policy"), under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Mr. Shiffman’s employment agreement preclude him from engaging, directly or indirectly: (a) in the real estate business or any other business competitive with our business during the period he is employed by us; and (b) in the MH community business or any other business competitive with our business for a period of 18 months following the period he is employed by us. However, Mr. Shiffman’s employment agreement does allow him to make passive investments relating to real estate in general. See "Change in Control and Severance Payments" for a description of the terms of Mr. Shiffman's employment agreement relating to change in control and severance payments.

A copy of Mr. Shiffman’s employment agreement, as amended, is attached as exhibits to our periodic filings under the Exchange Act.

John B. McLaren

On May 19, 2015, we entered into an employment agreement with John B. McLaren pursuant to which Mr. McLaren serves as our President and Chief Operating Officer. Mr. McLaren's employment agreement is for an initial term ending on May 1, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the employment agreement. Mr. McLaren is paid an annual base salary of $525,000 during the term of the employment agreement. Mr. McLaren is eligible for annual incentive compensation determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary, including, without limitation, whether Mr. McLaren fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Mr. McLaren adopted before or shortly after the beginning of each year. Incentive compensation paid or payable to Mr. McLaren under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Mr. McLaren's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Mr. McLaren’s employment agreement preclude him from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of MH communities, RV communities or manufactured homes anywhere in the continental U.S. or Canada during the period he is employed by us and for a period of up to 24 months following the period he is employed by us; provided, however, that if Mr. McLaren is terminated without cause, as defined in his employment agreement, the period of non-competition shall be reduced to 12 months following the period he is employed by us. Notwithstanding, Mr. McLaren’s employment agreement does allow him to make passive investments in publicly-traded entities engaged in our business during the period he is employed by us. See “Change in Control and Severance Payments” for a description of the terms of Mr. McLaren's employment agreement relating to change of control and severance payments.

A copy of Mr. McLaren’s employment agreement, as amended, is attached as exhibits to our periodic filings under the Exchange Act.

Karen J. Dearing

On July 16, 2015, we entered into an employment agreement with Karen J. Dearing pursuant to which Ms. Dearing serves as our Executive Vice President, Chief Financial Officer, Secretary, and Treasurer. Ms. Dearing's employment agreement is for an initial term ending on June 30, 2020. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Ms. Dearing is paid an annual base salary of $425,000 during the term of the employment agreement. In addition to her base salary and in accordance with the terms of her employment agreement, Ms. Dearing is eligible for annual incentive compensation determined by the Compensation Committee. In determining bonuses, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary, including, without limitation, whether Ms. Dearing fulfills any individual goals and objectives set by the Compensation Committee, the Company's performance and industry factors. Although bonuses are not subject to pre-determined contractual caps and are not required to be determined by reference to any pre-determined contractual criteria, the Compensation Committee intends to set a maximum bonus amount and specific performance criteria pursuant to a written plan for Ms. Dearing adopted before or shortly after the beginning of each year. Incentive compensation paid or payable to Ms. Dearing under the employment agreement shall not be deemed to be fully earned and vested, and must be repaid to the extent such incentive compensation becomes subject to clawback pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules promulgated thereunder or the rules and regulations of the NYSE. Ms. Dearing's incentive-based compensation, including equity-based incentive compensation, is also subject to our Clawback Policy, under which the Compensation Committee may seek recoupment of incentive compensation if any of our officers engages in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of our financial results in order to comply with federal securities laws. The non-competition clauses of Ms. Dearing’s employment agreement preclude her from engaging, directly or indirectly, in the development, ownership, leasing, management, financing, or sales of MH communities, RV communities or manufactured homes anywhere in the continental U.S. or Canada during the period she is employed by us and for a period of up to 24 months following the period she is employed by us; provided, however, that if Ms. Dearing is terminated without cause, as defined in her employment agreement, the period of non-competition shall be reduced to 12 months following the period she is employed by us. Notwithstanding, Ms. Dearing’s employment agreement does allow her to make passive investments in publicly-traded entities engaged in our business during the period she is employed by us. See “Change in Control and Severance Payments” for a description of the terms of Ms. Dearing's employment agreement relating to change of control and severance payments.

A copy of Ms. Dearing’s employment agreement, as amended, is attached as exhibits to our periodic filings under the Exchange Act.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the deductibility on our tax return of compensation over $1.0 million to any of our named executive officers. We believe that, because we qualify as a REIT under the Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) has not and will not generally affect our net income. However, to the extent that compensation does not qualify for deduction of Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) has materially affected or will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) is not a significant factor in the Compensation Committee’s compensation policy and practices. In 2018, we paid $12,850,101 to Mr. Shiffman, $3,537,687 to Mr. McLaren, and $2,891,657 to Ms. Dearing that was subject to Section 162(m).

409A Considerations

We have also taken into consideration Code Section 409A in the design and implementation of our compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Grants of Plan-Based Awards

We made the following grants of restricted shares of our common stock to certain named executive officers in 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)		Grant Date Fair Value of Stock Awards (1)
Gary A. Shiffman	2/19/2018	40,000		$3,489,600
	2/19/2018	60,000	(2)	$3,914,400

John B. McLaren	2/19/2018	10,000		$872,400
	2/19/2018	15,000	(2)	$978,600

Karen J. Dearing	2/19/2018	10,000		$872,400
	2/19/2018	15,000	(2)	$978,600
(1) Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB ASC Topic 718.
(2) Award is subject to market performance criteria.

Refer to Compensation Discussion and Analysis - Long-Term Incentive Awards - 2018 Awards above for additional information regarding these awards.

Non-GAAP Financial Measures

Investors in and analysts following the real estate industry utilize funds from operations (“FFO”), net operating income (“NOI”), and recurring earnings before interest, tax, depreciation and amortization (“Recurring EBITDA”) as supplemental performance measures. We believe FFO, NOI, and Recurring EBITDA are appropriate measures given their wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation/amortization of real estate assets. NOI provides a measure of rental operations and does not factor in depreciation/amortization and non-property specific expenses such as general and administrative expenses. Recurring EBITDA, a metric calculated as EBITDA exclusive of certain nonrecurring items, provides a further tool to evaluate ability to incur and service debt and to fund dividends and other cash needs. Additionally, FFO, NOI, and Recurring EBITDA are commonly used in various ratios, pricing multiples/yields and returns and valuation calculations used to measure financial position, performance and value.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company’s operating performance. Management generally considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not readily apparent from net income (loss). Management believes that the use of FFO has been beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. FFO is computed in accordance with the Company’s interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. The Company also uses FFO excluding certain gain and loss items that management considers unrelated to the operational and financial performance of our core business (“Core FFO”). We believe that this provides investors with another financial measure of our operating performance that is more comparable when evaluating period-over-period results.

Because FFO excludes significant economic components of net income (loss) including depreciation and amortization, FFO should be used as an adjunct to net income (loss) and not as an alternative to net income (loss). The principal limitation of FFO is that it does not represent cash flow from operations as defined by GAAP and is a supplemental measure of performance that does not replace net income (loss) as a measure of performance or net cash provided by operating activities as a measure of liquidity. In addition, FFO is not intended as a measure of a REIT’s ability to meet debt principal repayments and other cash requirements, nor as a measure of working capital. FFO only provides investors with an additional performance measure that, when combined with measures computed in accordance with GAAP such as net income (loss), cash flow from operating activities, investing activities and financing activities, provide investors with an indication of our ability to service debt and to fund acquisitions and other expenditures. Other REITs may use different methods for calculating FFO, accordingly, our FFO may not be comparable to other REITs.

NOI is derived from revenues minus property operating expenses and real estate taxes. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of the Company’s financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity; nor is it indicative of funds available for the Company’s cash needs, including its ability to make cash distributions. The Company believes that net income (loss) is the most directly comparable GAAP measurement to NOI. Because of the inclusion of items such as interest, depreciation, and amortization, the use of net income (loss) as a performance measure is limited as these items may not accurately reflect the actual change in market value of a property, in the case of depreciation and in the case of interest, may not necessarily be linked to the operating performance of a real estate asset, as it is often incurred at a parent company level and not at a property level. The Company believes that NOI is helpful to investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. The Company uses NOI as a key management tool when evaluating performance and growth of particular properties and/or groups of properties. The principal limitation of NOI is that it excludes depreciation, amortization interest expense and non-property specific expenses such as general and administrative expenses, all of which are significant costs, therefore, NOI is a measure of the operating performance of the properties of the Company rather than of the Company overall.

EBITDA is defined as NOI plus other income, plus (minus) equity earnings (loss) from affiliates, minus general and administrative expenses. EBITDA includes EBITDA from discontinued operations. The Company believes that net income (loss) is the most directly comparable GAAP measurement to EBITDA.

Reconciliations to Non-GAAP Financial Measures

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Funds from Operations (amounts in thousands except for per share data):

	Year Ended December 31,
	2018	2017	2016
Net income attributable to Sun Communities, Inc. common stockholders	$105,493	$65,021	$17,369
Adjustments:
Depreciation and amortization	288,206	262,211	221,576
Remeasurement of marketable securities	3,639	—	—
Amounts attributable to noncontrolling interests	7,740	4,535	(41)
Preferred return to preferred OP units	2,206	2,320	2,462
Preferred distribution to Series A-4 preferred stock	1,737	2,107	—
Gain on disposition of assets, net	(23,406)	(16,075)	(15,713)
FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities	385,615	320,119	225,653
Adjustments:
Transaction costs	—	9,801	31,914
Other acquisition related costs	1,001	2,810	3,328
Loss on extinguishment of debt	2,657	6,019	1,127
Catastrophic weather related charges, net	92	8,352	1,172
Loss of earnings - catastrophic weather related	(292)	292	—
Income from nonconsolidated affiliates	—	—	(500)
Other expense / (income), net	6,453	(8,982)	4,676
Debt premium write-off	(1,467)	(1,343)	(839)
Ground lease intangible write-off	817	898	—
Deferred tax benefit	(507)	(582)	(400)
Core FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities excluding certain items	$394,369	$337,384	$266,131

Weighted average common shares outstanding - basic	81,387	76,084	65,856
Weighted average common shares outstanding - fully diluted	86,141	80,996	70,165

FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities per share - fully diluted	$4.48	$3.95	$3.22
Core FFO attributable to Sun Communities, Inc. common stockholders and dilutive convertible securities per share excluding certain items - fully diluted	$4.58	$4.17	$3.79

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Recurring EBITDA (amounts in thousands):

	Year Ended December 31,
	2018	2017	2016
Net income attributable to Sun Communities, Inc., common stockholders	$105,493	$65,021	$17,369
Adjustments:
Interest expense	132,783	130,242	122,315
Loss on extinguishment of debt	2,657	6,019	1,127
Current tax expense	595	446	683
Deferred tax benefit	(507)	(582)	(400)
Income from affiliate transactions	—	—	(500)
Income from nonconsolidated affiliates	(646)	—	—
Depreciation and amortization	287,262	261,536	221,770
Gain on disposition of assets, net	(23,406)	(16,075)	(15,713)
EBITDAre	$504,231	$446,607	$346,651
Adjustments:
Transaction costs	472	9,801	31,914
Remeasurement of marketable securities	3,639	—	—
Other expense/(income), net	6,453	(8,982)	4,676
Catastrophic weather related charges, net	92	8,352	1,172
Preferred return to preferred OP units / equity	4,486	4,581	5,006
Amounts attributable to noncontrolling interests	8,443	5,055	150
Preferred stock distribution	1,736	7,162	8,946
Plus: Gain on disposition of assets, net	23,406	16,075	15,713
Recurring EBITDA	$552,958	$488,651	$414,228

The following table reconciles Net Income Attributable to Sun Communities, Inc. Common Stockholders to Net Operating Income (amounts in thousands):

	Year Ended December 31,
	2018	2017	2016
Net income attributable to Sun Communities, Inc., common stockholders:	$105,493	$65,021	$17,369
Other revenues	(27,057)	(24,874)	(21,150)
Home selling expenses	15,722	12,457	9,744
General and administrative	81,438	74,232	63,662
Transaction costs	472	9,801	31,914
Catastrophic weather related charges, net	92	8,352	1,172
Depreciation and amortization	287,262	261,536	221,770
Loss on extinguishment of debt	2,657	6,019	1,127
Interest expense	132,783	130,242	122,315
Remeasurement of marketable securities	3,639	—	—
Other expense / (income), net	6,453	(8,982)	4,676
Current tax expense	595	446	683
Deferred tax benefit	(507)	(582)	(400)
Income from nonconsolidated affiliates	(646)	—	—
Income from affiliate transactions	—	—	(500)
Preferred return to preferred OP units / equity	4,486	4,581	5,006
Amounts attributable to noncontrolling interests	8,443	5,055	150
Preferred stock distributions	1,736	7,162	8,946
NOI / Gross profit	$623,061	$550,466	$466,484

	Year Ended December 31,
	2018	2017	2016
Real Property NOI	$533,321	$479,662	$403,337
Rental Program NOI	96,173	92,268	85,019
Home Sales NOI / Gross profit	42,698	32,294	30,087
Ancillary NOI / Gross profit	16,484	10,075	9,641
Site rent from Rental Program (included in Real Property NOI)	(65,615)	(63,833)	(61,600)
NOI / Gross profit	$623,061	$550,466	$466,484

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all restricted share awards previously granted our named executive officers. None of the named executive officers hold any unexercised options.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2018

			Share Awards
Name	Grant Date	Time Vested, Market or Performance (2)	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested (1)
Gary A. Shiffman	2/15/2013	T1	13,334	$1,356,201
	6/20/2013	T5	15,000	$1,525,650
	6/30/2014	T2	4,000	$406,840
	4/14/2015	T2	40,000	$4,068,400
	4/14/2015	M2	16,667	$1,695,201
	4/14/2015	P1	6,250	$635,688
	3/20/2016	T3	37,500	$3,814,125
	3/20/2016	M2	18,750	$1,907,063
	3/20/2016	P1	9,376	$953,633
	3/14/2017	T3	75,000	$7,628,250
	3/14/2017	M2	37,500	$3,814,125
	3/14/2017	P1	28,125	$2,860,594
	2/19/2018	T6	40,000	$4,068,400
	2/19/2018	M3	60,000	$6,102,600

John B. McLaren	2/20/2012	T2	1,500	$152,565
	2/15/2013	T2	7,500	$762,825
	6/30/2014	T2	16,000	$1,627,360
	4/14/2015	T2	10,000	$1,017,100
	4/14/2015	M2	4,167	$423,826
	4/14/2015	P1	1,563	$158,973
	5/19/2015	T5	16,250	$1,652,788
	3/20/2016	T3	17,500	$1,779,925
	3/20/2016	M2	8,750	$889,963
	3/20/2016	P1	4,376	$445,083
	3/14/2017	T3	12,500	$1,271,375
	3/14/2017	M2	6,250	$635,688
	3/14/2017	P1	4,688	$476,816
	2/19/2018	T6	10,000	$1,017,100
	2/19/2018	M3	15,000	$1,525,650

Karen J. Dearing	2/20/2012	T2	750	$76,283
	2/15/2013	T2	7,500	$762,825
	6/30/2014	T2	20,000	$2,034,200
	4/14/2015	T2	8,000	$813,680
	4/14/2015	M2	3,333	$338,999
	4/14/2015	P1	1,250	$127,138
	7/16/2015	T5	13,000	$1,322,230
	3/20/2016	T3	10,000	$1,017,100
	3/20/2016	M2	5,000	$508,550
	3/20/2016	P1	2,500	$254,275
	3/14/2017	T3	12,500	$1,271,375
	3/14/2017	M2	6,250	$635,688
	3/14/2017	P1	4,688	$476,816
	2/19/2018	T6	10,000	$1,017,100
	2/19/2018	M3	15,000	$1,525,650

Jonathan M. Colman	3/15/2013	T2	1,500	$152,565
	2/12/2014	T2	6,400	$650,944

(1)	Value based on $101.71, the closing price of our common stock on NYSE on December 31, 2018.

(2)	Time-vested anniversary year	T1	T2	T3	T4	T5	T6
	1	—%	—%	—%	—%	—%	20%
	2	—%	—%	—%	—%	—%	20%
	3	—%	—%	20%	—%	35%	20%
	4	33%	20%	30%	35%	35%	20%
	5	33%	30%	35%	35%	20%	20%
	6	34%	35%	10%	20%	5%	—%
	7	—%	10%	5%	5%	5%	—%
	8	—%	5%	—%	—%	—%	—%
	9	—%	—%	—%	5%	—%	—%

	Market anniversary year	M1	M2	M3
	1	—%	—%	—%
	2	33%	—%	—%
	3	33%	33%	100%
	4	34%	33%	—%
	5	—%	34%	—%

	Performance anniversary year	P1
	1	25%
	2	25%
	3	25%
	4	25%

Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares held by our named executive officers that vested during the fiscal year ended December 31, 2018:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary A. Shiffman	6,668	$716,810
	13,333	$1,153,571
	30,000	$2,894,700
	1,000	$97,770
	16,666	$1,456,275
	12,500	$1,092,250
	10,000	$916,000
	8,333	$763,303
	6,250	$572,500
	4,687	$421,033
	9,375	$838,219

John B. McLaren	500	$42,160
	3,500	$299,495
	4,500	$389,340
	4,000	$391,080
	2,500	$229,000
	2,083	$190,803
	1,563	$143,171
	8,750	$802,725
	2,187	$196,458
	1,562	$139,658

Karen J. Dearing	500	$42,160
	1,750	$149,748
	4,500	$389,340
	5,000	$488,850
	2,000	$183,200
	1,667	$152,697
	1,250	$114,500
	7,000	$692,860
	1,250	$112,288
	1,562	$139,658

Jonathan M. Colman	900	$77,868
	1,600	$136,448

Change in Control and Severance Payments

Under their employment agreements, we are obligated to make severance and change in control payments to Mr. Shiffman, Mr. McLaren and Ms. Dearing under certain circumstances. If any such executive is terminated without “cause” or for "good reason" as defined in his or her employment agreement, he or she is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, subject to the execution of a general release and continued compliance with his or her non-competition and confidentiality covenants, Mr. Shiffman is entitled to a continuation of salary for up to 18 months after termination, and each of Ms. Dearing and Mr. McLaren is entitled to a continuation of salary for up to 12 months after termination. If Mr. Shiffman’s, Mr. McLaren’s or Ms. Dearing’s employment is terminated due to death or disability, he or she or his or her successors and assigns, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the effective date of termination. In addition, Mr. Shiffman, Mr. McLaren and Ms. Dearing are entitled to a continuation of salary for up to 24 months after death or disability.

If there is a change of control of the Company and any of the following events has occurred: (i) we terminate the employment of Mr. Shiffman, Mr. McLaren or Ms. Dearing without "cause" (as defined in his or her employment agreement) within two years after the date of such change of control, (ii) any of Mr. Shiffman, Mr. McLaren or Ms. Dearing terminate his or her employment for "good reason" (as defined in his or her employment agreement) within two years after the date of such change of control, or (iii) the form of such change of control transaction is a sale by the Company of all or substantially all of its assets and the Company or its successor does not expressly assume the employment agreement of Mr. Shiffman, Mr. McLaren or Ms. Dearing, then we are obligated to pay Mr. Shiffman, Mr. McLaren or Ms. Dearing, as applicable, an amount equal to 2.99 times his or her then current base salary, and to continue to provide him or her health and insurance benefits for up to one year. In addition, in the case of any such triggering event, all stock options or other stock based compensation awarded to Mr. Shiffman, Mr. McLaren, or Ms. Dearing will become fully vested and immediately exercisable and may be exercised by him or her at any time within one year after the triggering event.

Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the applicable executive shall become fully vested and immediately exercisable.

The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control (and associated termination of the executives) for the following named executive officers:

Termination Without Cause

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,037,756	$40,836,768	$—	$41,874,524
John B. McLaren	$525,000	$13,837,035	$—	$14,362,035
Karen J. Dearing	$425,000	$12,181,908	$—	$12,606,908
Jonathan M. Colman	$—	$—	$—	$—

Termination Due to Death or Disability

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$1,383,674	$40,836,768	$—	$42,220,442
John B. McLaren	$1,050,000	$13,837,035	$—	$14,887,035
Karen J. Dearing	$850,000	$12,181,908	$—	$13,031,908
Jonathan M. Colman	$—	$803,509	$—	$803,509

Change of Control

Name	Cash Payment (1)	Acceleration of Vesting of Stock Awards (2)	Benefits (3)	Total
Gary A. Shiffman	$2,068,593	$40,836,768	$10,512	$42,915,873
John B. McLaren	$1,569,750	$13,837,035	$10,512	$15,417,297
Karen J. Dearing	$1,270,750	$12,181,908	$10,512	$13,463,170
Jonathan M. Colman	$—	$803,509	$—	$803,509

(1) Assumes a termination on December 31, 2018 and payments based on base salary without taking into account any accrued incentive based compensation as of December 31, 2018 for each executive for the periods specified above.

(2)	Calculated based on a termination as of December 31, 2018 and the fair market value of our common stock on NYSE as of December 31, 2018.

(3)	Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Brian M. Hermelin, Ronald A. Klein and Clunet R. Lewis served as members of the Compensation Committee of our Board during 2018. None of the members of the Compensation Committee has been or will be one of our officers or employees. We do not have any interlocking relationships between our executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

Respectfully submitted,
Members of the Compensation Committee:
Brian M. Hermelin (Chairman)
Ronald A. Klein
Clunet R. Lewis

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The third proposal to be considered at the Annual Meeting will be a non-binding advisory vote on executive compensation. Section 14A of the Exchange Act requires us to allow stockholders an opportunity to cast a non-binding advisory vote on executive compensation as disclosed in this Proxy Statement. The following proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2018 executive compensation programs and policies and the compensation paid to our “named executive officers” listed in the Summary Compensation Table above.

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the SEC’s rules and regulations, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is, hereby approved on an advisory basis.”

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our executive compensation program are to attract and retain a skilled executive team to manage, lead and direct our personnel and capital to obtain the best possible economic results. The compensation of our executive officers reflects the success of our management team in attaining certain operational goals which leads to the success of the company and serves the best interests of our stockholders.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your non-binding advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our stockholders, and is consistent with our commitment to high standards of corporate governance.

Vote Required

Advisory approval of this say on pay proposal requires the affirmative vote of holders of a majority of all the votes cast in person or by proxy at the Annual Meeting. Abstentions will not be counted as votes cast for the say on pay proposal and do not represent votes cast for or against the advisory approval of the proposal. Brokers are not empowered to vote on the say on pay proposal without instruction from the beneficial owner of the shares and thus broker non-votes likely will result. Since broker non-votes are not considered votes cast on the say on pay proposal, they will not be counted in determining whether the say on pay proposal is approved. Because the vote on this proposal is non-binding and advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board; it will not create or imply any additional fiduciary duty on the part of the Board; and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the executive compensation of our named executive officers as disclosed in this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and beneficial owners of more than 10 percent of our capital stock to file reports of ownership and changes of ownership with the SEC and the NYSE. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons, we believe, that, during the year ended December 31, 2018, our directors, executive officers and beneficial owners of more than 10 percent of our common stock have timely complied with all filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, based upon information available to us, as of March 15, 2019, the stockholdings of: (a) each person known to us to be the beneficial owner of more than five percent (5%) of our common stock; (b) each of our directors; (c) each named executive officer listed in the Summary Compensation Table; and (d) all of our named executive officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares(1)
Gary A. Shiffman(2)	1,990,600	(3)	2.29%
John B. McLaren(2)	148,517		*
Karen J. Dearing(2)	154,537		*
Jonathan M. Colman(2)	28,371		*
Meghan G. Baivier(2)	7,100		*
Stephanie W. Bergeron(2)	24,400		*
Brian M. Hermelin(2)	15,000		*
Ronald A. Klein(2)	15,000		*
Clunet R. Lewis(2)	62,400	(4)	*
Arthur A. Weiss(2)	1,036,409	(5)	1.19%
The Vanguard Group, Inc.(6)	11,762,561		13.62%
Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited(7)	7,925,691		9.18%
BlackRock, Inc.(8)	6,810,473		7.89%
All executive officers and directors as a group (10 persons)(10)	2,906,112		3.34%
* Less than one percent (1%) of the outstanding shares.

(1)
In accordance with SEC regulations, the percentage calculations are based on 86,364,350 shares of common stock issued and outstanding as of March 15, 2019, plus shares of common stock which may be issued within 60 days of that date, to each individual or group listed upon the exercise, conversion or exchange of options issued by the Company and common OP units issued by Sun Communities Operating Limited Partnership (“SCOLP”). Each common OP unit is convertible into one share of common stock.

(2)	These individuals may be contacted at 27777 Franklin Road, Suite 200, Southfield, MI. 48034.

(3)
Includes 576,222 common OP units convertible into 576,222 shares of common stock owned by certain limited liability companies of which Mr. Shiffman is a member and a manager. Mr. Shiffman disclaims beneficial ownership of the 576,222 common OP units convertible into 576,222 shares of common stock, except to the extent of his pecuniary interest therein. Of the 576,222 common OP units, 534,428 are pledged as security for indebtedness.

(4)
Includes: (a) 11,200 shares of common stock owned by Mr. Lewis’ wife’s IRA, and (b) 20,000 common OP units convertible into 20,000 shares of common stock. Mr. Lewis disclaims beneficial ownership of the 11,200 shares of common stock held by his wife’s IRA.

(5)
Includes: (a) 16,938 common OP units convertible into 16,938 shares of common stock, (b) 257,179 shares of common stock owned by certain limited liability companies of which Mr. Weiss is a manager and a member, (c) 56,392 shares of common stock and 576,222 common OP units convertible into 576,222 shares of common stock owned by limited liability companies of which Mr. Weiss is a manager, but not a member, and (d) 87,397 shares of common stock and 13,125 common OP units convertible into 13,125 shares of common stock held by trusts of which Mr. Weiss is the trustee but not a beneficiary. Mr. Weiss disclaims beneficial ownership of the shares of common stock described in clause (b) above, except to the extent of his pecuniary interest therein. Mr. Weiss does not have a pecuniary interest in any of the limited liability companies or the trusts described in clauses (c) and (d) above and, accordingly, Mr. Weiss disclaims beneficial ownership of all shares of common stock and common OP units held by such entities. 534,428 of the common OP units described in clause (c) above are pledged as security for indebtedness.

(6)
According to the Schedule 13G/A for the year ended December 31, 2018, and filed with the SEC on February 13, 2019, The Vanguard Group, Inc., has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355, and in its capacity as an investment advisor, beneficially own 11,762,561 shares of our common stock.

(7)
According to the Schedule 13G/A for the year ended December 31, 2018, and filed with the SEC on February 14, 2019, (i) Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc., have their principal business office at 280 Park Avenue, 10th Floor, New York, New York, (ii) Cohen & Steers UK Limited, has its principal business office at 50 Pall Mall, 7th Floor, London, United Kingdom, SW1Y 5JH, and (iii) in their capacity as investment advisor and parent holding company or control person, such entities in the aggregate beneficially own 7,925,691 shares of our common stock in the aggregate.

(8)
According to the Schedule 13G/A for the year ended December 31, 2018, and filed with the SEC on February 6, 2019, BlackRock, Inc., has its principal business office at 55 East 52nd Street, New York, NY 10022, and in its capacity as a parent holding company or control person, beneficially owns 6,810,473 shares of our common stock.

(9)	Includes 626,285 common OP units convertible into 626,285 shares of common stock.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table reflects information about the securities authorized for issuance under our equity compensation plans as of December 31, 2018.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	3,000	$33.45	1,136,194
Equity compensation plans not approved by stockholders	—	—	—
Total	3,000	$33.45	1,136,194

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Relationship with Equity Affiliates

Lease of Executive Offices

Gary A. Shiffman, together with certain of his family members, indirectly owns an equity interest of approximately 28.1 percent in American Center LLC, the entity from which we lease office space for our principal executive offices. Each of Brian M. Hermelin, Ronald A. Klein, and Arthur A. Weiss indirectly owns a less than one percent interest in American Center LLC. Mr. Shiffman is our Chief Executive Officer and Chairman of the Board. Each of Mr. Hermelin, Mr. Klein, and Mr. Weiss is a director of the Company. Under this agreement, we lease approximately 103,100 rentable square feet of permanent space. The term of the lease is until October 31, 2026, and the average gross base rent is $18.55 per square foot until October 31, 2019 with graduated rental increases thereafter. Each of Mr. Shiffman, Mr. Hermelin, Mr. Klein, and Mr. Weiss may have a conflict of interest with respect to his obligations as our officer and/or director and his ownership interest in American Center LLC.

Legal Counsel

During 2018, Jaffe, Raitt, Heuer, & Weiss, Professional Corporation acted as our general counsel and represented us in various matters. Arthur A. Weiss is the Chairman of the Board of Directors and a shareholder of such firm. We incurred legal fees, at market rates, and expenses owed to Jaffe, Raitt, Heuer, & Weiss of approximately $7.1 million in the year ended December 31, 2018.

Tax Consequences Upon Sale of Properties

Gary A. Shiffman holds limited partnership interests in the Operating Partnership, which were received in connection with the contribution of properties from partnerships previously affiliated with him. Prior to any redemption of these limited partnership interests for our common stock, Mr. Shiffman will have tax consequences different from those of us and our public stockholders upon the sale of any of these partnerships. Therefore, we and Mr. Shiffman may have different objectives regarding the appropriate pricing and timing of any sale of those properties.

Policies and Procedures for Approval of Related Party Transactions

None of our executive officers or directors (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with us that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee. Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved. In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

The current policy was adopted and approved in 2004. All related party transactions disclosed above were approved by either the NCG Committee or the full Board.

STOCKHOLDERS PROPOSALS FOR THE 2020 ANNUAL MEETING
In order to be considered for inclusion in our proxy statement and on the proxy card that will be solicited by the Board in connection with the 2020 annual meeting of stockholders, stockholder proposals intended to be presented at the 2020 annual meeting of stockholders must be received by our Secretary no later than November 30, 2019.
In addition, if a stockholder desires to bring business before an annual meeting of stockholders, which is not the subject of a proposal for inclusion in our proxy materials, the stockholder must follow the advance notice procedures outlined in our bylaws. These advance notice procedures are the same as the advance notice procedures for stockholder nominated directors, which are described under "Board of Directors and Corporate Governance - Consideration of Director Nominees - Consideration of Stockholder Nominated Directors" above. Our bylaws provide that: (i) with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder who was a stockholder of record at the time of giving of notice provided for in the bylaws and at the time of the annual meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws; and (ii) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made (a) pursuant to our notice of meeting, (b) by or at the direction of the Board of Directors, or (c) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder who is a stockholder of record both at the time of giving of notice provided for in the bylaws and at the time of the special meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

OTHER MATTERS
The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors
Dated: March 28, 2019	/s/ Karen J. Dearing
Secretary

SUN COMMUNITIES, INC.
ATTN: Investor Relations
27777 FRANKLIN ROAD, SUITE 200
SOUTHFIELD, MI 48034

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

Nominees	For	Against	Abstain
1A Gary A. Shiffman	☐	☐	☐
1B Meghan G. Baivier	☐	☐	☐
1C Stephanie W. Bergeron	☐	☐	☐
1D Brian M. Hermelin	☐	☐	☐
1E Ronald A. Klein	☐	☐	☐
1F Clunet R. Lewis	☐	☐	☐
1G Arthur A. Weiss	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

NOTE: The appointed proxies are authorized to vote upon all matters incidental to the conduct of the Annual Meeting and such other business as may properly come before the Annual Meeting in accordance with their best judgment.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, Annual Report & 10k Wrap are available at www.proxyvote.com .

SUN COMMUNITIES, INC.
Annual Meeting of Stockholders
May 21, 2019 11:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Gary A. Shiffman and Karen J. Dearing, or either of them, as attorneys and proxies of the undersigned stockholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held at 27777 Franklin Road, Suite 100, Southfield, Michigan 48034 on Tuesday, May 21, 2019 at 11:00 a.m. EDT, and at any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000409529_2 R1.0.1.18